Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR END 2015

Increased Revenue and Earnings in Fourth Quarter;
Expecting Continued Growth in First Quarter of Fiscal 2016;
Continued New Customer Wins and Revenue Diversification

Spokane Valley, WA— August 18, 2015 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months and full year ended June 27, 2015. The Company’s results were in-line with its previous guidance.
For the fourth quarter of fiscal year 2015, Key Tronic reported total revenue of $120.4 million, up 67% from $72.1 million in the same period of fiscal year 2014. Results for the fourth quarter of fiscal year 2015 included approximately $37 million in revenue from CDR Manufacturing, Inc. (dba Ayrshire Electronics), which was acquired on September 3, 2014.
For the full year of fiscal year 2015, total revenue was $434.0 million, up 42% from $305.4 million for fiscal year 2014. The Company continued to diversify its customer base, with the five largest customers in fiscal year 2015 representing 42% of its total revenue, compared to 62% in the prior year.
Net income for the fourth quarter of fiscal year 2015 was $2.3 million or $0.21 per diluted share, up from $1.4 million or $0.12 per diluted share for the same period of fiscal year 2014. Results for the fourth quarter of fiscal year 2015 included tax credits for research and development activities of approximately $0.5 million or $0.04 per diluted share. For the full year of fiscal year 2015, net income was $4.3 million or $0.38 per diluted share, compared to $7.6 million or $0.67 per diluted share for the same period of fiscal year 2014.
For the fourth quarter of fiscal year 2015, gross margin was 9% and operating margin was 3%, comparable to the same period of fiscal year 2014. For the full year of fiscal year 2015, gross margin was 8% and operating margin was 2%, compared to 9% and 3%, respectively, for fiscal year 2014. Over the longer term we expect our gross margin to gradually improve and move in the 9% to 10% range and expect increasing operating margin.
“During fiscal 2015, despite slowdowns by some longstanding customers, we made significant progress ramping up new programs, expanding our customer base and extending our worldwide capabilities,” said Craig Gates, President and Chief Executive Officer. “The major event of the year was our acquisition and successful integration of Ayrshire Electronics, which significantly increased our combined annual revenue and more than doubled our number of customers, giving us a much stronger and more diverse foundation for growth.”
“We’re especially encouraged to see Ayrshire customers continue to award us with additional business because of our combined capabilities and global manufacturing footprint. At the same time, we have continued to penetrate into an even wider range of industries. In the fourth quarter, we won new programs involving home building products, material handling systems and lighting equipment.”
“Entering fiscal 2016, as our new programs move into production and ramp up, we expect to see increasing revenue and earnings. Moreover, we continue to win new business, driven by the growing demand for our North American-based production, unique global structure, customer responsiveness, vertical integration and engineering capabilities. As we get the integration of the Ayrshire acquisition successfully behind us, we believe Key Tronic is increasingly well positioned to grow profitably, capture market share and capitalize on emerging opportunities.”

Business Outlook
For the first quarter of fiscal year 2016, the Company expects to report revenue in the range of $122 million to $130 million, and earnings in the range of $0.17 to $0.24 per diluted share. The expected earnings range assumes an effective tax rate of 35%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-359-3627 or +1-719-325-2464 (Access Code: 3323272). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 3323272). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2016. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales	$120,429	$72,127	$433,997	$305,394
Cost of sales	110,037	65,452	400,692	278,540
Gross profit	10,392	6,675	33,305	26,854
Research, development and engineering expenses	1,641	1,406	5,784	5,586
Selling, general and administrative expenses	5,461	2,999	20,868	11,964
Total operating expenses	7,102	4,405	26,652	17,550
Operating income	3,290	2,270	6,653	9,304
Interest expense, net	443	31	1,353	81
Income before income taxes	2,847	2,239	5,300	9,223
Income tax provision	507	859	996	1,610
Net income	$2,340	$1,380	$4,304	$7,613
Net income per share — Basic	$0.22	$0.13	$0.41	$0.72
Weighted average shares outstanding — Basic	10,636	10,541	10,572	10,528
Net income per share — Diluted	$0.21	$0.12	$0.38	$0.67
Weighted average shares outstanding — Diluted	11,414	11,346	11,286	11,358

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 27, 2015	June 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$372	$5,803
Trade receivables, net of allowance for doubtful accounts of $230 and $0	72,852	49,658
Inventories	91,594	55,634
Deferred income tax asset	6,643	935
Other	13,646	11,186
Total current assets	185,107	123,216
Property, plant and equipment, net	26,974	23,596
Other assets:
Deferred income tax asset	80	3,325
Other	1,621	2,712
Goodwill	9,957	1,740
Other intangible assets, net	7,055	2,071
Total other assets	18,713	9,848
Total assets	$230,794	$156,660
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,528	$32,459
Accrued compensation and vacation	9,467	7,562
Current portion of debt	5,000	7,853
Other	10,794	4,293
Total current liabilities	86,789	52,167
Long-term liabilities:
Term loan	26,250	—
Revolving loan	11,631	—
Deferred income tax liability	501	270
Other long-term obligations	4,855	578
Total long-term liabilities	43,237	848
Total liabilities	130,026	53,015
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,706 and 10,547 shares, respectively	44,136	44,151
Retained earnings	61,395	57,091
Accumulated other comprehensive (loss) income	(4,763)	2,403
Total shareholders’ equity	100,768	103,645
Total liabilities and shareholders’ equity	$230,794	$156,660

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